Exhibit j 1

Consent of Independent Registered Public Accounting Firm

The Boards of Trustees

MainStay Funds Trust and The MainStay Funds

We consent to the use of our reports dated December 20, 2019 and July 25, 2019, with respect to the financial statements and financial highlights of Voya CBRE Global Infrastructure Fund and Voya Real Estate Fund, and our reports dated December 21, 2018 and December 27, 2018, with respect to the financial statements and financial highlights of each of the funds comprising MainStay Funds Trust and The MainStay Funds as of October 31, 2018, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectus, and on the cover of and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for MainStay Funds Trust and The MainStay Funds.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 21, 2020